Exhibit 4.1

                                 THIRD AMENDMENT
                    TO AMENDED AND RESTATED RIGHTS AGREEMENT

         THIS THIRD AMENDMENT, dated as of July 26, 2000 (the "Third Amendment") to the Amended and Restated Rights Agreement, dated as of August 20, 1997 (the "Agreement"), as amended by the First Amendment thereto dated as of December 11, 1997, and by the Second Amendment thereto dated as of June 1, 1999 (the Agreement, together with the First and Second Amendments thereto, the "Amended and Restated Rights Agreement"), is made between LandAmerica Financial Group, Inc., a Virginia corporation (the "Company"), and State Street Bank and Trust Company (the "Rights Agent").

         The Company and the Rights Agent desire to amend the Agreement pursuant to and in accordance with Section 27 thereof, as set forth herein. Accordingly, the parties hereto agree as follows:

         1.       Section 1(a) of the Agreement is amended to read as follows:

                           (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares (as such term is hereinafter defined) of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding anything in this Agreement to the contrary, RIC (as such term is hereinafter defined) and any Affiliate of RIC shall not be, or be deemed to be, an Acquiring Person by virtue of (i) the approval, execution, delivery or performance of the Stock Purchase Agreement (as such term is hereinafter defined) or the Voting and Standstill Agreement (as such term is defined in the Stock Purchase Agreement), (ii) the approval, execution, delivery or
                  performance   of  the

                  Amended and Restated Stock Purchase Agreement (as such term is hereinafter defined) or the Voting and Standstill Agreement (as such term is defined in the Amended and Restated Stock Purchase Agreement), or (iii) the acquisition of the Transaction Shares (as such term is hereinafter defined) by RIC or any Affiliate of RIC; provided, however, that the provisions of this sentence (other than this proviso) shall not be applicable in the event (i) RIC or any Affiliate of RIC becomes the Beneficial Owner of any Common Shares of the Company or of any Series B Preferred Shares (as such term is hereinafter defined) other than the Transaction Shares, or
                  (ii) any Person who is the Beneficial Owner of any Common Shares engages in any business combination transaction with RIC or any Affiliate of RIC (or any successor in interest to RIC or any Affiliate of RIC) resulting in such Person being or becoming the Beneficial Owner, on the effective date of such transaction, of (x) the Transaction Shares and (y) any such Common Shares. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph
                  (a), has become such inadvertently, and such Person (or its Affiliate or Associate, as the case may be) divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. Except as amended hereby, the Amended and Restated Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         3. Unless otherwise defined herein, all defined terms used herein shall have the same meanings given to them in the Amended and Restated Rights Agreement.

         4. This Third Amendment to Amended and Restated Rights Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         5. This Third Amendment to Amended and Restated Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The parties hereto acknowledge and agree that original signatures delivered by facsimile transmission shall be accepted as original to evidence execution of this Third Amendment to Amended and Restated Rights Agreement.

         6. In all respects not inconsistent with the terms and provisions of this Third Amendment to Amended and Restated Rights Agreement, the Amended and Restated Rights



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

Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Third Amendment to Amended and Restated Rights Agreement, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Amended and Restated Rights Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Rights Agreement to be duly executed and attested, all as of the day and year first above written.



Attest:                                   LANDAMERICA FINANCIAL GROUP, INC.


By:     /s/                               By:     /s/
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Title:                                    Title:
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Attest:                                   STATE STREET BANK AND TRUST COMPANY


By:     /s/                               By:     /s/
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Title:                                    Title:
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